Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Prospectus of our auditor’s report dated November 18, 2022 except for Notes 2,7,8,9 and 17, which are dated as of September 27, 2023, relating to the consolidated financial statements of Pineapple Financial Inc. as at August 31, 2022 and 2021, and for each of the years in the two year period ended August 31, 2022, as included in the Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on September 28, 2023.

We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1.

September 28, 2023	/s/ MNP LLP
Chartered Professional Accountants
Mississauga, Canada	Licensed Public Accountants